This transcript includes some company data that does not directly conform to generally acceptable accounting principles, or GAAP. Management believes that the presentation of some non-GAAP data provides investors with additional insight into the ongoing operations of the business. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. The following are reconciliation schedules that provide reconciliations of these non-GAAP financial measures to the most closely comparable measures determined in accordance with GAAP.



                                 DENTSPLY INTERNATIONAL INC.
                             (IN THOUSANDS EXCEPT PER SHARE DATA)


Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended March 31, 2006:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                         ------------- -------------
Net Income                                                  $   50,004       $  0.62

Restructuring Costs                                              3,054          0.04
                                                         ------------- -------------
Adjusted Non-GAAP Earnings                                    $ 53,058       $  0.66
                                                         ============= =============



Three Months Ended March 31, 2005:

                                                            Income        Diluted
                                                          (Expense)      Per Share
                                                      ---------------  -------------
Net Income                                                   $ 49,049         $ 0.60

Stock-Based Compensation Expense                               (2,773)         (0.03)

Restructuring Costs                                               164           0.00

Rounding                                                            -          (0.01)
                                                        -------------  -------------
Adjusted Non-GAAP Earnings                                   $ 46,440         $ 0.56
                                                        =============  =============


                                 DENTSPLY INTERNATIONAL INC.
                                        (IN THOUSANDS)


Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage basis to the non-GAAP financial measures.

Three Months Ended March 31, 2006:

                                                                        Percentage of
                                                           Operating   Sales Excluding
                                                            Income      Precious Metal
                                                           (Expense)       Content
                                                         ------------- -------------
Operating Income                                            $   70,008       18.24%

Pre-Tax Restructuring Costs                                      4,697        1.22%
                                                         ------------- -------------
Adjusted Non-GAAP Operating Margins                           $ 74,705       19.46%
                                                         ============= =============



Three Months Ended March 31, 2005:
                                                                        Percentage of
                                                           Operating   Sales Excluding
                                                            Income      Precious Metal
                                                           (Expense)       Content
                                                      ---------------  -------------
Operating Income                                             $ 70,125        18.99%

Pre-Tax Stock-Based Compensation Expense                       (4,386)       (1.19%)

Pre-Tax Restructuring Costs                                       268         0.07%
                                                        -------------  -------------
Adjusted Non-GAAP Operating Margins                          $ 66,007        17.87%
                                                        =============  =============

                      DENTSPLY INTERNATIONAL, INCORPORATED

                             Moderator: Gary Kunkle
                                   May 4, 2006
                                   7:30 am CT


Operator:             All lines have been placed on mute to prevent any
                      background noise. After the speakers' remarks there will be a question and answer session. If you'd like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you'd like to withdraw your question press the pound key.

                      Thank you. Mister Kunkle you may begin your conference.

Gary Kunkle:          Thank you (Luann) and good morning and thank you
                      all for joining the Dentsply First Quarter 2006 Earnings conference call. My name is Gary Kunkle and I am the Chairman and Chief Executive Officer. Also with me today are Bret Wise, our President and Chief Operating Officer, and Bill Jellison, Senior Vice President and Chief
                      Financial Officer.

                      I will begin today's call with some overview comments regarding our first quarter results and our overall business. Then before turning the call over to Bill, I will conclude with some remarks regarding our outlook for the balance of the year. Bill will then take you through a more detailed review of the P&L and balance sheet. And finally we would all be pleased to answer any questions you may have.

                      Before we get started it's important to note that this conference call may include forward looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on Form 10K, its subsequent periodic reports on Form 10Q, press releases, and conference call transcripts filed with the Securities and Exchange Commission. This conference, in its entirety, will be part of an 8-K filing and will be available on our website.

                      By now each of you should have received a copy of our first quarter earnings announcement that we released yesterday after the market close. Our reported sales during the first quarter were $431 million. This represented an increase of 5.9% as reported and an increase of 3.9% if you exclude the precious metal content.

                      This increase of 3.9% broke out as follows. Our base business growth was plus six point four, foreign exchange was a negative three point five, and acquisitions was a plus 1%.

                      The geographic base business growth and again this is excluding precious metals was as follows. The United States was 1.2%, Europe was 13.2%, and the balance of the world was 5%.

                      As you look at the total base business of 6.4, this was led by really strong performances in our orthodontic and implant businesses and high single digit growth in our lab business. Just as an additional note, the orthodontic and implant businesses have now shown consistent high growth for Dentsply quarter after quarter and as a result they are among our highest priorities for sales representative expansion.

                      Looking specifically at the United States, as I stated before, the US internal growth for the first quarter of 2006 was 1.2% which at first glance was disappointing. In analyzing the underlying cause however, there were two major contributors to the lower growth, both of which are expected to be isolated to the first quarter only, with no continuing impact going forward.

                      These two items were as follows. First of all there was a multimillion purchase or stocking order, if you will, of Oraqix from Orapharma in the first quarter of 2005. This was the first quarter of launch for Oraqix which obviously was not repeated in the first quarter of 2006.

                      As you may recall they're our marketing partner for Oraqix in the United States. All subsequent orders to the initial stocking order appear to be replenishment orders therefore we don't see this having any impact through the balance of 2006.

                      Secondly in looking back at last year there is a considerable difference in the dealer purchases of our restorative products in Q1 '06 versus Q1 '05. Restoratives is the largest single category of products that we sell through distribution in the United States.

                      The dealer purchase of restoratives in Q1 '05 were considerably larger than the reported sales from dealers of those products for the same period. Upon reviewing this in hindsight we believe this resulted from receiving large orders from our dealers in late December of '04 which was just prior to an announced price increase.

                      We did not get these shipments out the door of our distribution center until Q1 '05 thus this inflated the purchases for that period and added to the abnormal quarterly comparison for this large category.

                      As we look at Q1 '06 the reported sales or restorative products to dental offices by our distributors is among the highest quarters we've ever had for restoratives. This gives us reassurance that the end-user demand for these restoratives remains strong and that we should expect a more normalized buying pattern from our distributors for these products as we go forward.

                      On a more positive note we continue to see high growth in the specialty groups of orthodontic and implants and good growth in our crown and bridge laboratory products which is led by our all Cercon all ceramic products.

                      Moving on to Europe as I mentioned earlier Europe's base business growth for the quarter was 13.2%. Like our overall growth Europe also saw strong sales in both orthodontics and implants. Adding to this was strong growth in our lab business which was led again by Cercon, our all ceramic products for crowns and bridges, and of course, a recovery of the dental market in Germany.

                      The first quarter of 2005 marked the beginning of the negative impact of the changes in the dental reimbursement in Germany and we should note that the first quarter of 2006 marks the beginning of the recovery form those changes.

                      As we look at other markets Asia grew 13.7% for the quarter. This was led by strong growth in China, I should say mainland China, India, Philippines, and Hong Kong. Latin America had base business growth overall of 8.5% and this was led by strong performances in Colombia and Chile.

                      Just some comments on some other areas of interest. The anesthetic business - as you will recall we announced in February that we would be closing our dental injectable anesthetic plant in Chicago. We'd be selling these facilities and pursuing long-term supply agreements to replace the production that was scheduled for this plant in 2008 and beyond.

                      As a result of that shutdown and the elimination of corresponding associated costs with it we increased our guidance by 6 to 8 cents for 2006. The ultimate benefit of keeping the plant open was expected to be between 10 and 12 cents but, of course, this benefit would not begin being realized until 2008.

                      We continue to believe that we can accomplish that goal and expect to show incremental improvement between now and 2008 with our goal of 10 to 12 cents ultimately being realized.

                      We have shown the manufacturing facilities to several potential buyers and are having discussions with others. We have also had and are having numerous discussions with potential long term suppliers.

                      Because this process is not complete I can't offer too much detail as we are in continued negotiations. I can offer, however, that we are very pleased with the progress and we're optimistic about the outcome and we'll keep you updated as we proceed.

                      Some comments on new products, there have been several new products that have been launched during the past several months. I will highlight just a few for you. I mentioned during our last call that we had launched a new software for our Cercon all ceramic systems called Cercon Art that among other things provides the lab with better utilization of the block making Cercon a cost-competitive alternative to precious and non-precious metal crowns and bridges.

                      We recently released Cercon Eye which is a stand-alone optical scanner that is used in conjunction with Cercon Art. The unit scans dies and models for crowns and bridges and it scans them in a time that's less than 20 seconds per unit and a precision of approximately 10 microns or less which we believe is truly an advantageous feature to what is currently on the market.

                      We also introduced two new ultrasonic scaling systems, Cavitron Plus and Cavitron Jet Plus which also contains an air polishing unit. Both bring tremendous improvement over previous designs such as increased power, a cordless foot pedal control, a diagnostic display panel, and improved ergonomics.

                      This upcoming weekend at the American Academy of Orthodontics we will launch two new orthodontic products. The first, In-Ovation-L which is the first interactive, self ligating lingual bracket system. This system provides the aesthetics of a traditional lingual system with the ability to provide, in the beginning, passive no-friction treatments and then in later stages, active increased friction treatments. What this means is the benefit of this will reduce the treatment time for the patient and, of course, for the doctor.

                      The other orthodontic product that is to be launched is spelled C-R-Y-S capital C-E-R-A which is a ceramic buccal tube. These devices are bonded to a tooth and they often come in contact with the opposing tooth and this contact often causes erosion or wear of the opposing tooth. Crys Cera is a unique composition of ceramic that mimics the characteristics of enamel, therefore having similar wear and hardening characteristics and this prevents such erosion and wear.

                      This is just a sampling of a few of the new releases. With our already existing pipeline we expect again to exceed 25 new product launches in 2006. We're really very excited about the new products that we've already released and look forward to updating you on these products and others during future calls.

                      Just in closing, before I turn the call over to Bill, I would like to make some additional remarks. We are pleased with our first quarter results and think it represents a very good start for the year. We continue to be optimistic about the balance of the year and are maintaining our guidance of $2.80 to $2.85 per diluted share. This includes the stock option expense but it does not include any restructuring charges.

                      That concludes my formal remarks. I will now turn the call over to Bill.

Bill Jellison:        Thanks Gary. Good morning everyone. As Gary
                      mentioned, net sales for the first quarter of 2006 increased by 5.9% in total and increased by 3.9% excluding precious metals. The sales increase ex-precious metals for the quarter included a 6.4% increase for internal growth, an increase of 1% from acquisitions, and a negative 3.5% impact from foreign exchange translation.

                      The geographic mix of sales Ex-precious metals in the first quarter of 2006 included the US at 42.7%, Europe represented 38.1% this year, and the rest of the world was 19.2% of sales.

                      European sales as a percent of total sales inched up slightly as sales in Germany improved during the first quarter of 2006 compared to the depressed level in 2005.

                      The stronger dollar in the first quarter compared to last year not only negatively impacted sales growth but also added slight negative impact on earnings in the period. Despite the effects of translation earnings were strong this quarter as we benefited from improving margin rates.

                      Gross margin for the first quarter were 57.4%. That's ex-precious metals compared to 56.6% in the first quarter of 2005. Margin rates were positively impacted in the quarter not only by improved product mix and manufacturing efficiencies but also from the Company's decision to exit its Chicago pharmaceutical facility. Gross margin rates should continue to run at an improved level throughout all of 2006.

                      SG&A expenses were $145.4 million or 37.9% of sales ex-precious metals in the first quarter of 2006 versus 37.5% in the prior year's first quarter. The higher expense level in the first quarter primarily resulted from the expensing of stock options in 2006, which will impact each quarter. If stock option expenses were included in both periods SG&A expenses would have been lower than last year by .3% of sales ex-precious metals.

                      Operational margins for the quarter were 16.2% compared to 17.2% in the first quarter of last year. If stock option expense was included in 2005 operating profits would have been 16.6%.

                      Operating margins based on sales excluding precious metals were 18.2% compared to 19% last year in the same period. Operating margins based on sales excluding precious metals for comparative purposes, excluding restructurings and including stock option expenses in both periods would have been 19.5% in the first quarter of 2006 and 17.9% in 2005 for an improvement of 160 basis points.

                      We continue to believe that operating margins excluding restructuring, but including stock option expenses will run at least one half to one full percentage point higher throughout 2006 as we continue to benefit from the items highlighted in this period.

                      Net interest and other income in the quarter was $1.2 million, which is an improvement of $1 million compared to last year's first quarter. Net interest expense improved by $4.7 million in the quarter and other income decreased $4.3 million, primarily as the result of a foreign exchange transaction gain recorded in the first quarter of last year. As we move through this year we expect net interest to continue to run favorably as a result of our net investment hedges and our lower borrowing levels.

                      The corporate tax rate in the quarter was 29.8% compared to 30.3% in the first quarter of 2005 and the first quarter's operational tax rate was 30.3%.

                      Net income in the first quarter of 2006 was $50 million or 62 cents per diluted share compared to $49 million or 60 cents per diluted share in the first quarter of 2005.

                      On a pro forma basis net income, excluding restructuring costs but including the expensing of stock options in both periods, which constitutes a non-GAAP measure, were $53.1 million or 66 cents per diluted share in 2006 compared to $46.4 million or 56 cents per diluted share in the first quarter of 2005. This represents a 17.9% increase in earnings per diluted share on an adjusted or pro forma basis in the first quarter of 2006.

                      Let's now look at cash flow and a few balance sheet items, as well. Cash flow from operating activities was $11.4 million in the first quarter of 2006 compared to $25 million in the same period last year. However, the first quarter of 2006 included $23 million of cash out flow for the tax payments associated with the repatriation of foreign earnings that were made in the fourth quarter of 2005 and a change in the classification of tax benefits from share based compensation. Cash flow increased 38% without the impact of those items in the period.

                      Capital expenditures were $9 million in the quarter. Depreciation and amortization for the first quarter of 2006 were $12 million. Inventory days were 96 at the end of the first quarter of 2006 compared to 97 at the end of the first quarter last year and 90 days at the end of 2005.

                      We expect inventory days to improve slightly for the entire year. Inventory - receivable days stood at 57 days at the end of the first quarter compared to 52 days achieved at year end. We do expect improvement in AR days back to our target of the low fifties by year end.

                      At the end of the first quarter of 2006 we had $413 million in cash and short-term investments. Long term debt was $187 million at the end of the first quarter. And in addition we had $478 million of short term debt and a derivative asset value of $16 million.

                      Dentsply repurchased $8 million of stock or approximately 146,000 shares at an average price of $56.88 in the first quarter of 2006. Based on the company's current authorization to maintain up to 5.5 million shares of Treasury Stock we still have approximately three point two million shares available for repurchase.

                      Finally, as Gary noted, we remain comfortable with a diluted earnings per share range of $2.80 to $2.85 for 2006. This guidance includes the impact of expensing stock options but excludes the impact of restructuring costs.

                      That concludes our prepared remarks and we'd be glad to answer any questions that you may have at this time.

Operator:             At this time I would like to remind everyone if you'd like to ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Derek Leckow with Barrington Research.

Derek Leckow:         Thank you. Good morning and good quarter.

Bill Jellison:        Good morning Derek.

Gary Kunkle:          Thanks Derek.

Derek Leckow:         Question on modeling the revenue excluding precious
                      metals. As we look at the rest of the year Bill can you help us out with the variance there between the overall top line and the precious metals content?

Bill Jellison:        From an overall growth rate moving forward or
                      are you talking about just looking at the FX related impact or are you looking at just kind of expectations on internal growth?

Derek Leckow:         Actually I'm looking at just the difference - how
                      much in terms of precious meals do you think you're going to be selling each quarter? Is there a way to quantify that that we can sort of predict a little bit better what the difference might be between, you know, the top line and removing the precious metal content?

Bill Jellison:        I think on the precious metals side obviously
                      part of that's always determined on where the pricing of that precious metal is going. If you look at the first quarter of this year and also the second quarter of this year I think that you'll see some of that higher rebound really associated with the depressed German market but then for the rest of the year you typically see normalized kind of growth within that area.

Derek Leckow:         Okay.

Gary Kunkle:          Derek probably an average quarter would be about $50
                      million.

Derek Leckow:         Okay thanks a lot. And then on your comments
                      regarding the internal growth in the US, the 1.2%, you talked about the issues there and those are going to be isolated to Q1. I wonder if you could help us by talking about the variance between the dealer purchases and your sales out by broad product category like if you for instance were to take out the specialty groups versus the general dental group.

Gary Kunkle:          I don't have it in front of me Derek. I can kind
                      of talk to it in general terms. You know, it's not unusual for us, particularly Dentsply given the number of product that we have sitting in dealer inventory to continue to see inventories getting consolidated and it's happening for two reasons.

                      One you're seeing, you know, acquisitions that larger dealers are making smaller so that compresses the supply chain channel. And secondly as larger dealers who have more sophisticated systems and have better turns get more volume then it takes more inventory out of the pipeline.

                      I think the third thing that specifically affects Dentsply is, you know, over the course of the last six or seven years we've improved our service levels to distributors by about 40%. So by doing that it helps us reduce our inventory but also helps them reduce their inventory.

                      So I think the three factors you'll continue to see inventories getting reduced in our dealer network compared to the sales out the door.

Derek Leckow:         Okay. But okay got it. An then just on the subject
                      of internal growth and as it rebounds here this year I guess is one of the drivers going to be the fact that your priority is to put more salespeople out there? I think you've mentioned that that's a priority. And can you speak to what your plans are for sales force growth and perhaps give us the numbers of salespeople that you have in each of the major areas.

Gary Kunkle:          Yeah. The increase in the two specialty areas we
                      really have done that over time. We're going to accelerate that going forward because they have shown - they continue showing very good growth. I know you'd like to hear the numbers there but I don't want to give them for competitive reasons. I'd like to hear my competitor's numbers so I understand their resource allocations.

Derek Leckow:         A direction we should always expect to see
                      incrementally every quarter you'll be adding salespeople and I suppose you have, you know, people that you're training internally. You're probably also looking in the industry to get some experienced reps, right?

Gary Kunkle:          All of the above.

Derek Leckow:         Okay. All right that's it for now. Thanks a lot.

Operator:             Your next question comes from Suey Wong with Robert W.
                      Baird.

Gary Kunkle:          Good morning Suey.

Suey Wong:            Thank you. My first question deals with Germany. With the
                      changes in the German reimbursement system last year are you seeing much up tick in your Cercon ceramic business?

Gary Kunkle:          Very much so. In fact Suey we even saw it last
                      year. It was just disguised because of the overall deflection of the market but we're extremely pleased with what Cercon's doing and the growth that it has in the German market and of course we expect that same growth in markets all over the world.

Suey Wong:            Great. Gary could you give an update on your lab business?
                      The strategy over in China?

Gary Kunkle:          You know, for the sake of everyone else on the
                      call I probably should give some background. You know, a couple of years ago we saw an increase in the number of crown and bridge cases - probably simpler cases that were going to lower labor markets. I think everybody mostly identifies China but that's not the only lower labor market.

                      Some large labs were buying foreign labs that were in these lower cost markets and we saw some large labs and some medium labs that were contracting with these. And what the ultimate concern of ours was that first of all you're seeing the US market suffer - lab market. And secondly when they go offshore if you will they aren't necessarily designating brand which is not to our benefit because we do have a lot of brand recognition.

                      We saw this as a trend; did not consider it at all an anomaly. And we needed to develop a strategy to make sure that we weren't losing as a result of it.

                      So as you know we have presence in all low labor markets and we wanted to offer - make an offering to our labs for a finished crown and bridge so that they could free up their labor which is more expensive to focus on higher end, more profitable crowns and bridges.

                      When we did that we knew that we had to add space building if you will. We had to hire people. And then we would have to train them or we could acquire a facility with skilled people in a training capacity and that's what we did.

                      We introduced that in the first quarter. Quite frankly Suey there was a varied reaction. We had some people that opposed it and really their opposition for the most part was a concern that we would take this directly to the dentist and bypass the lab. And I can tell you that absolutely is not a strategy of ours. We have nothing that goes to a lab that also goes to a dentist.

                      We also had many people that favored it. And they immediately used up existing capacity that we acquired in China. And beyond that Suey we also have had many people since then that now are showing an interest that were originally opposed.

                      I think it's going to be a little bumpy here in the short term but absolutely believe it's the correct strategy. I kind of equate it to the automobile industry. You know, this is inevitable. It's like General Motors sitting around waiting for Japan to stop selling in the US. It's just not going to happen. And the labs have to address this and this is a service we're offering to address it.

Suey Wong:            Good. Thank you very much Gary.

Operator:             Your next question comes from Frank Pinkerton with Bank of
                      America Securities.

(Jeff): Hi guys it's actually Jeff sitting in for Frank. I was wondering if you guys could just touch on the uses of cash flow going forward in particular share repurchase targets?

Bill Jellison:        Sure. You know, obviously one we've got a share repurchase program that's out there to date. We've got about three point two million shares available net of our stock option exercising that we can purchase. Our first primary use of cash is acquisitions and continues to be acquisitions.

                      However I think that both based on the strong cash flow that we have on an annual basis as well as our strong overall balance sheet position you should absolutely be expecting us to be doing, you know, both of those - both acquisitions and share buyback moving forward here. And I think that we will probably end up being more aggressive on that buyback in the second quarter than were in the first.

(Jeff): Okay thanks. And just to kind of follow up on the acquisition environment as the last standing independent large dental consumable manufacturer does Dentsply consider itself to be at a disadvantage?

Gary Kunkle:          Being large?

(Jeff): As - do you see yourself being at a disadvantage for not having the endless balance sheet that some of these other companies now have?

Gary Kunkle:          Oh absolutely not. I don't know how we could ever draw
                      that conclusion (Jeff). I'm not certain there's anything out there in dentistry we couldn't buy with our balance sheet.

(Jeff):               Okay. Thank you.

Operator:             Your next question comes from Richard Tortoriello with
                      Standard and Poor's Equity Research.

Richard Tortoriello:  Thank you. I have two questions - the first regarding Asia and your strategy there. I wonder if you could talk a little bit about your strategy, particular over the next two years. Can you - do you believe you can increase the percentage of sales from Asia significantly over that time? Do you see acquisition opportunities in any those markets? And also how do you compete cost effectively in these lower cost of living local markets?

Gary Kunkle:          That's a great question. First of all in Asia for
                      people who don't know we have 100% wholly owned manufacturing facilities in both China and India. So on the low cost products, at least the ones that we produce there, we can certainly compete.

                      We have our own operations in virtually every major country in Asia and Korea, Vietnam, Taiwan, Thailand, just about - Philippines, Indonesia. And unlike our competitors that import we have our people on the ground promoting Dentsply only so that's the other advantage.

                      We've had double digit growth in this area for a number of years. The only time it wasn't was during the SARS epidemic and I think that really impacted everyone.

                      In terms of one of the strategies for growth I'll go back to the importers. If you're using an importer most importers want to keep everyone happy so they really don't give any focus to any particular manufacturer they're representing. Secondly during a down turn in the economy which happens often in these markets you get a little concerned about their ability to pay so you're a little bit limited in growing during a downturn.

                      Since we have our own people and have no importers we really do have an opportunity to gain share when markets are down and we have done that. We think we're very well suited to deal with the growth of the market and in fact exceed it and we'll continue making investments in those markets and make sure we capitalize on it.

Richard Tortoriello:  Okay thank you. And then second question with regard to the Danaher acquisition of Sybron can you just comment a little bit on how or if that changes industry dynamics at all?

Gary Kunkle:          I'm not sure how much I can comment on that. I'll make
                      what comments I'm comfortable with. I don't think that was a surprise to anyone. We have a tremendous respect for Sybron and for Danaher. Danaher we know as everyone knows is very strong operationally and it's something they will bring to the table; we respect them. I think the flip side of that is that we understand the customer.
                      We've got about 104 year edge on them and we know customers in dentistry very well. We know the customers in every category and we know them in every geography.
                      So while we still respect Sybron and we respect Danaher we will - we're very comfortable in competing with them.

Richard Tortoriello:  Okay great. Thank you.

Operator:             Your next question comes from Anthony Ostrea with JMP
                      Securities.

Anthony Ostrea:       Hi good morning guys. Was the 6.4% organic growth
                      that you broke in the quarter was that consistent with your internal projection? And as such how did that change your viewpoint of fitting about 6% of organic growth for the year? I think that's what you guided to last quarter.

Gary Kunkle:          The six point four wasn't too far off. How we delivered it was a little different than we expected. We still are targeting Anthony five to six and expect to be at the upper end of that.

                      So in terms of six point four being above that original target I'd still keep the target within the five to six range and focus on the high end.

Anthony Ostrea:       Got it. And then how much did the affect of business in
                      Germany actually grow in the quarter?

                      I know it was down 20% last year.

Gary Kunkle:          It was - I think it was 13. But if I see that that's
                      different as we go through I'll get back on the call and let you know.

Anthony Ostrea:       Got it. And then can you - earlier you made
                      comments on focusing your efforts on I think it was ortho and implants given you're seeing fairly robust growth there. One can you quantify the growth in the quarter for ortho and implants and two can you talk about your strategies for actually - what does that mean when you're putting more resources? Are you - earlier you indicated possibly adding salespeople but are you adding more products there?

Gary Kunkle:          I can quantify it in a range. They were both double digit
                      globally.

Anthony Ostrea:       Okay.

Gary Kunkle:          And orthodontics clearly double digit is exceeding market.
                      I can also say the double digit in implants exceeds the estimates of growth in the market.

                      In terms of new products I think for orthodontics I cited too in my conference call was the In-Ovation L and the other buccal tube. I did not talk about any in implants but we have had them and of course implants once you introduce a new product it has about three to five year - even more than that growth. So yes there's plenty of new products. I'm unwilling to talk about any we haven't announced but there are more new products in the pipeline.

Bill Jellison:        Also at our road show, you know, which obviously
                      everyone can access that online under our investor relations section as well too - but that road show presentation highlights a number of different product slides there. One slide is just designated to implants and shows a number of the new products that we have in that category.

Anthony Ostrea:       Got it. Thank you.

                      And then regarding your anesthetic products I know you mentioned in your prepared comments that you're in negotiations with potentially longer term suppliers. Can you - are you foreseeing being able to close on those contracts this year or would that be next year? What's the timeline that we should be looking at?

Gary Kunkle:          We expect it this year. In fact we really expect it
                      hopefully this quarter but at the least next quarter.

                      Back to your original question Anthony the growth in Germany - base business growth was fourteen and a half.

Anthony Ostrea:       Fourteen and a half. Okay thank you.

Operator:             Your next question comes from Steven Postal with Lehman
                      Brothers.

Steven Postal:        Thank you and thanks for all the detail. Can you talk
                      about maybe address what may have been behind the increase in inventory days and DSOs?

Gary Kunkle:          I'll make a comment and then if Bill has something
                      to add. You know, I mean obviously we like the steady decline in inventories but this is not unusual if you look at our trends. As we, you know, build inventories for new product launches during the year that does require a build of inventories to preempt those launches. So it's not unusual to see some movement up in our inventories but the ultimate objective that we have for the year being realized in the fourth quarter.

Bill Jellison:        I think that that's a fair statement. I think if
                      you look at kind of where we were at the end of the first quarter last year you'll see that actually we're a little bit below that level. Our first quarter is typically always a build up period to a certain extent. And then we work that down, especially in the third and fourth Q's.
                      But I think you'll probably also see some of the work down already in the second quarter.

Steven Postal:        Okay. And then I know the sales force
                      reorganization that you announced in the second half of last year, the creation of Dentsply North America, could you maybe give us some perspective on how you think that's gone for the company?

Gary Kunkle:          Steven it's a good question. I should point out
                      that while we announced it at the end of last year we continued through the balance of 2005 with the old organization, especially from a compensation standpoint.
                      And of course if you don't change compensation you're not changing behavior very much.

                      So we're really looking at just the first quarter and you don't see financial results from it. I can only tell you that anecdotally the expectations that we had of how they would work collectively and the interface they would have in representing all of the distributor based companies to dealers as opposed to us going there separately it is operating exactly as we expected.

                      I think if you want to see some kind of financial benefit from this it's going to take us easily a year or more.

Steven Postal:        Okay. And then can you talk about the acquisition
                      environment in terms of opportunities for yourself? How would you compare the opportunities now over say, you know, the past few years?

Gary Kunkle:          I don't think the opportunities have changed much.
                      As I have said in the past, you know, so many of the companies that - well that we - many that we are targeting so many of the companies in dentistry are private. So while they may have an ultimate strategy of divestiture their decisions and timing aren't so much based on value but they're based on personal and family issues. So you can't influence that too much.

                      You also have to have some willing sellers. If you look at historically the biggest year that we ever had in acquisitions was 2001 and coincidently the four companies we bought happened to be sellers looking for a buyer as opposed to what we would be doing being a buyer going out looking for a seller.

                      So you have to have a little luck going your way too.

Steven Postal:        Okay. And, you know, it looks like the US market
                      for you guys has been somewhat volatile in terms of the reported growth rates over the past 12 to 18 months. I know you addressed some of that in terms of some specific issues but I guess I'm wondering if you could just, you know, provide some perspective on what you've seen in the US market and has there been any change in there in terms of end user trends or demand for your products?

Gary Kunkle:          That's a fair question Steven. I think as you look
                      at the volatility earlier on a few years ago it mainly surrounded the lab business which, you know, hopefully we've addressed some of that, at least for Dentsply with some of our strategy of having a broader product offering.

                      We don't see too much volatility in the other businesses and the way we measure it is not so much by what is purchased at the dealer level but what they report of sales of our products out to the dentist level.

                      And we see pretty steady growth there and so we're not too concerned about that because we know that whatever volatility you see in a particular quarter will eventually smooth out as long as you have that demand at the end user level.

Steven Postal:        Okay. And final question from me just on Oraqix can you
                      just update us how you think that product is doing in the market?

Gary Kunkle:          Yeah where we're seeing most growth today is in
                      Europe which is a later introduction than it was in the US. We still don't have it in every country in Europe but we're very pleased to see the growth in France and Italy which was introduced during last year and really hasn't completed a full year cycle. But having said that I'd like to see it grow faster in every market.

Steven Postal:        Okay. Thanks a lot for the comments.

Operator:             Once again ladies and gentlemen if you'd like to ask a
                      question please press star then the number 1 on your telephone keypad now.

                      You do have a follow up question from Anthony Ostrea with JMP Securities.

Anthony Ostrea:       Hey guys I just had one follow up question. If you X out
                      the two items that you mentioned that affected your US business what would have organic growth been?

Gary Kunkle:          Yeah that's a great question. I really am
                      reluctant to give that for a couple of reasons. I isolated those as two major contributors to the difference. But please keep in mind that restoratives is one of 25 to 30 categories that we have of which probably 15 to 20 of those go through distribution. So there's a lot of other ins and outs that take place if you isolate it within a quarter.

                      We clearly expect all those categories to have a growth trend over time but it's unrealistic to expect that any given quarter they're all going to be growing. So I understand the interest in the question but I'm really reluctant to give that number out.

Anthony Ostrea:       Okay. Thanks.

Operator:             Your next question is a follow up question from Steven
                      Postal with Lehman Brothers.

Steven Postal:        Yeah I just had one quick follow up question.
                      Consolidation in distributors in Europe and I guess consolidated distributors worldwide - in terms of the impact on your business as they, you know, rationalize their infrastructure, how should we think about that in terms of the past and do you see anything on the horizon, you know, that we should think about in terms of how that would impact revenue trends?

Gary Kunkle:          Are you looking at it from an inventory standpoint or just a business standpoint Steven?

Steven Postal:        Both.

Gary Kunkle: Well from an inventory standpoint as long as there's not a huge consolidation of a large distributor in a given period then you shouldn't see something in the short term. Overall I mean we've seen a gradual inventory reduction of our dealers in the US primarily and somewhat secondarily in Europe. So I think it's gradual. I wouldn't be too concerned about trying to track it.

                      From a business standpoint we're not too concerned about it. In fact we may very well welcome the opportunity because there's a lot of other services and benefits we can offer large distributors because of our own critical mass.

Steven Postal:        Okay. Thank you.

Operator:             Once again ladies and gentlemen to ask a question please
                      press star 1 on your telephone keypad now.

                      There are no further questions at this time.

Gary Kunkle:          Okay. Thank you (Luann) and I'd like to thank you all for
                      participating on the call and thank you all for your continued interest in our company.

Operator:             This concludes today's conference call. You may now
                      disconnect.